Exhibit 99.1
Contact:
John L. McManus.
President and Chief Operating Officer
Aeolus Pharmaceuticals, Inc.
1-(949) 481-9825

Aeolus Pharmaceuticals Announces Successful Completion of Multiple Dose Safety Study of AEOL 10150

No serious adverse events reported.

ALS and radiation therapy potential targets for next clinical study.

LAGUNA NIGUEL, CA, March 22, 2007-- Aeolus Pharmaceuticals, Inc. (OTC Bulletin Board: AOLS.OB) announced today the successful completion of the analysis of results from the Company’s phase 1 multiple-dose study of AEOL 10150 (“Study 102”). The clinical direction for AEOL 10150 is currently under consideration, with the most likely targets for an efficacy study as a protector of healthy cells in radiation therapy in lung cancer and/or head and neck cancer and Amyotrophic Lateral Sclerosis (“ALS” or “Lou Gehrig’s disease”).

Study 102 was a double-blind, randomized, placebo-controlled Phase 1 clinical study to assess the safety, tolerability, and pharmacokinetic profile of three doses of AEOL 10150 administered by subcutaneous (“SC”) injection or infusion in patients with ALS. Three groups of six subjects (four receiving drug, two placebo, and total 18 subjects) were studied. Each subject in the first two cohorts received bid SC injections of AEOL 10150 or placebo for six days followed by a single SC injection on the seventh day for a total of 13 injections. In the first cohort, each injection was 40 mg and in the second cohort each injection was 60 mg.

There were two dosing modifications in the third cohort. First, the dosage was changed from a total fixed daily dose to a weight dependent dose (i.e. mg/kg) .to ensure that each subject received the same dose irrespective of weight. Second, the method of subcutaneous compound delivery was changed from subcutaneous administration via needle and syringe to continuous subcutaneous delivery via infusion cannula. Subjects in the third cohort received a daily dose of 2 mg/kg delivered by osmotic infusion pump over 24 hours for 6.5 days.

The safety results can be summarized as follows: All subjects completed the study. There were no serious or clinically significant adverse events. Mild decreases in sitting systolic and diastolic blood pressure were more frequent in the AEOL 10150 treatment groups than in the placebo group and were greatest in the 2 mg/kg/day group. Cutaneous observations, consistent with injection/infusion site reactions, were the most common adverse events. The most common injection/infusion site reaction was discoloration; other reactions included induration, erythema, and pain. Two (50%) of the subjects who received AEOL 10150 2mg/kg/day (but none of the placebo subjects) via subcutaneous infusion developed persistent lesions with ulceration and tissue necrosis. The most likely explanation for these observations in the third cohort was the injection of relatively large volumes of hypertonic (i.e. 920 mosm) solution containing drug at a single cannula site. Adjustment of drug concentration and osmolality to isotonicity can be readily made in subsequent clinical studies.

There were no apparent dose related changes in clinical laboratory tests, pulmonary function tests, or Holter monitoring studies. Mild QT/QTc prolongation (i.e. between 450 and 480 msec and >30 msec from baseline) was observed in a small number of the subjects, as well as, placebo controls. No subject had QT interval prolongation (i.e. uncorrected or corrected by either the Bazett or Fridericia methods) equal to or longer than 500 msec.

Pharmacokinetic analyses showed a dose related increase in plasma concentrations between 40 and 60 mg bid. The continuous infusion of AEOL 10150 2 mg/kg/day resulted in lower, but sustained, plasma levels of approximately 1,500 ng/ml. Steady state occurred within three days and the terminal half-life was approximately 8 to 9 hours. Fifty-five percent of the dose was excreted in the urine as unchanged AEOL 10150. The maximum tolerated dose for AEOL 10150 was not attained in this study.

In summary, the results of the phase 1 multiple dose Study 102 showed that AEOL 10150 at doses up to 2 mg/kg/day was safe and well tolerated with an excellent pharmacokinetic profile in ALS subjects. The continuous delivery of compound by weight adjusted dosing by osmotic infusion pump appears to be an option for subsequent trials and will require the use of an isotonic drug delivery solution.

About Aeolus Pharmaceuticals.

Aeolus is developing a variety of therapeutic agents based on its proprietary small molecule catalytic antioxidants, with AEOL 10150 being the first to enter human clinical evaluation. AEOL 10150 is a patented, small molecule catalytic antioxidant that has shown the ability to scavenge a broad range of reactive oxygen species, or free radicals. As a catalytic antioxidant, AEOL 10150 mimics and thereby amplifies the body’s natural enzymatic systems for eliminating these damaging compounds. Because oxygen-derived free radicals are believed to have an important role in the pathogenesis of many diseases, Aeolus’ catalytic antioxidants are believed to have a broad range of potential therapeutic uses.

The statements in this press release that are not purely statements of historical fact are forward-looking statements. Such statements include, but are not limited to, those relating to Aeolus’ product candidates, as well as its proprietary technologies and research programs. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Aeolus’ actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. Important factors that could cause results to differ include risks associated with uncertainties of progress and timing of clinical trials, scientific research and product development activities, difficulties or delays in development, testing, obtaining regulatory approval, the need to obtain funding for pre-clinical and clinical trials and operations, the scope and validity of intellectual property protection for Aeolus’ product candidates, proprietary technologies and their uses, and competition from other biopharmaceutical companies. Certain of these factors and others are more fully described in Aeolus’ filings with the Securities and Exchange Commission, including, but not limited to, Aeolus’ Quarterly Report on Form 10-Q for the quarter ended December 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

*****